Exhibit 3.1

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020	For Office Use Only
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

Profit Corporation
Articles of Amendment

1. Corporation name:
Sierra Ventures Inc.

2. Article(s)	One	is amended as follows:
The Name of the Corporation is: Lucky Boy Silver Corp.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

N/A

4. The amendment was adopted on.	12/25/2009	.
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

OR

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.
The amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Wyoming Secretary of State
State Capitol Building, Room 110	Max Maxfield, WY Secretary of State
200 West 24th Street	FILED: 02/05/2010 09:42 AM
Cheyenne, WY 82002-0020	Original ID: 2006-000523895
Ph. 307.777.7311	Amendment ID: 2010-000824243
Fax 307.777.5339
Email: business@state.wy.us

6. If an amendment was approved by the shareholders:

(A) The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately
on the amendment:	common shares	; and	8,900,000
the number of votes of each voting group indisputably represented at the meeting:			6,000,000

AND

(B) Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment OR the total number of undisputed votes cast for the amendment by each voting group and a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group:

6,000,000 voted for.

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

Signature:		Date:	12/25/2010
(mm/dd/yyyy)
Print Name:	Ken Liebscher

Title	President

Contact Person	Ken Liebscher

Daytime Phone Number	(360) 820-1142	Email:	kenliebscher@hotmail.com

Checklist
☑ Filing Fee: $50.00 Make check or money order payable to Wyoming Secretary of State.
☐ The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
☐ Please submit one originally signed document and one exact photocopy of the filing.